Exhibit 99.1

Press Release April 20, 2016
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports First Quarter 2016 Results

FORT WAYNE, INDIANA, April 20, 2016 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced first quarter 2016 net income of $63 million, or $0.26 per diluted share, on net sales of $1.7 billion.  Comparatively, prior year first quarter net sales were $2.0 billion, with adjusted net income of $40 million, or $0.17 per diluted share, which excluded the impact of call premium and other finance expenses associated with the March 2015 senior note repayment of $0.04 per diluted share. Sequential fourth quarter 2015 net sales were $1.6 billion, with adjusted net income of $22 million, or $0.09 per diluted share, which excluded the impact of non-cash goodwill and asset impairment charges related to the company’s metals recycling operations of $1.13 per diluted share.

“During the first quarter 2016, positive changes in the flat roll steel supply environment resulted in significantly improved sequential consolidated operating earnings, which increased over 175 percent to $132 million, “ said Mark D. Millett, President and Chief Executive Officer. “Flat roll steel import levels have declined and customer inventory levels are better matched with actual demand requirements, supporting higher domestic steel mill utilization.  The domestic steel demand outlook is relatively unchanged and steady, with the heavy equipment, agricultural and energy markets remaining weak, while automotive continues to be strong and construction recovers.

“We saw improved volumes and profitability in all of our operating platforms for the first quarter 2016,” continued Millett.  “Our metals recycling operations returned to profitability as demand for ferrous scrap improved, which resulted in higher shipments and selling values.  Likewise, our fabrication operations were supported with continued steady demand from the non-residential construction sector, achieving near record quarterly earnings.  We are optimistic, as domestic steel industry dynamics seem to be shifting favorably.  Our cash generation continues to be strong, resulting in record liquidity of $2.2 billion at the end of March 2016, providing a firm foundation for growth.”

Additional First Quarter 2016 Comments

First quarter 2016 operating income for the company’s steel operations increased 104 percent to $136 million sequentially, based on a 17 percent improvement in shipments as volumes increased at each of the company’s steel locations.   However, average steel product pricing declined more than consumed raw material scrap costs, resulting in steel metal spread compression.  The first quarter 2016 average product selling price for the company’s steel operations decreased $40 to $574 per ton.  The average ferrous scrap cost per ton melted decreased $21 to $184 per ton.

First quarter 2016 operating income attributable to the company’s sheet products increased over 180 percent when compared to the sequential fourth quarter.  Although metal spread declined, the company’s flat roll shipments increased 20 percent, which more than offset the margin reduction.  Operating income from long products increased 46 percent, as shipments improved nine percent, more than offsetting the decrease in metal spread related to product price decline.  The company’s steel production utilization rate was 88 percent in the first quarter 2016, compared to 73 percent in the sequential quarter and compared to the domestic industry utilization rate of only 71 percent.

The company’s metals recycling operations achieved a meaningful improvement in profitability, moving from an operating loss of $16 million in the fourth quarter 2015 (which excludes non-cash asset impairment charges of $428.5 million) to operating income of $6 million in the first quarter 2016, based on both improved metal spread and shipments. The company’s ferrous shipments increased nine percent and metal margins improved over 30 percent, as demand and pricing improved due to both increased domestic steel mill utilization and scrap export demand.

The company’s fabrication operations continued its strong financial performance, achieving first quarter 2016 operating income of $32 million which was only surpassed by the record level of $37 million set in the third quarter of last year.  Sustained demand resulted in a slight increase in quarterly shipments, which partially offset modest metal spread compression, as average product pricing declined more than raw material steel costs.

The company generated strong cash flow from operations of $289 million during the first quarter 2016.  Including its undrawn revolver and available cash of $977 million, the company achieved record liquidity of $2.2 billion at March 31, 2016.  As evidence to the confidence in the company’s continued long-term cash flow generation capability, the company’s board of directors approved a two percent increase in Steel Dynamics first quarter 2016 cash dividend, increasing it to $0.14 per common share.  The company believes this reflects the strength of its capital structure and liquidity profile, and the continued optimism and confidence in its future prospects.

Outlook

“Steel customer inventory levels have moderated and import levels have declined,” said Millett.  “When combined with steady underlying steel demand, the result has been some improvement in domestic steel producer utilization, yet industry utilization still remains below historical performance due to the issue of unfairly traded steel imports.  The proximity of our Columbus Flat Roll Division to the Gulf Region combined with the 2015 rapid decline in the energy sector, severely impacted Columbus’ profitability last year, reducing its annual EBITDA by approximately 75 percent, when compared to 2014 annual proforma performance of $315 million.  The successful market and product diversification we achieved at Columbus during 2015 is one of the key differentiators for anticipated improved profitability in 2016.  As a testament, Columbus achieved near record quarterly shipments in the first quarter 2016 and increased value-added shipments almost 80 percent compared to prior year’s first quarter.

“We continue to strengthen our financial position through strong cash flow generation and the execution of our long-term strategy.  We also have additional earnings catalysts, including macro-industry improvements and several others which are company specific.  We are well-positioned for growth.  Customer focus, coupled with our market diversification and low-cost operating platforms, support our ability to maintain our best-in-class industry performance. We believe we are uniquely poised to capitalize on growth opportunities in a challenging environment that will benefit our customers, shareholders, employees and communities.”

Supplemental Quarterly Information

	First Quarter
	2016	2015	4Q 2015
	(Dollars in thousands)
External Net Sales
Steel	$1,217,176	$1,385,419	$1,091,029
Fabrication	180,055	161,023	182,884
Metals Recycling	269,407	425,596	270,625
Other	74,663	75,397	46,508
Consolidated	$1,741,301	$2,047,435	$1,591,046
Operating Income
Steel	$135,692	$116,996	$66,580
Fabrication	32,075	21,361	30,193
Metals Recycling	6,360	(480)	(444,547)
Operations	174,127	137,877	(347,774)
Non-cash Amortization of Intangible Assets	(7,250)	(6,323)	(6,178)
Profit Sharing Expense	(9,291)	(4,598)	(4,427)
Non-segment Operations	(25,621)	(27,185)	(22,764)
Consolidated Operating Income	131,965	99,771	(381,143)
Non-cash Asset Impairment Charges	—	—	428,500
Adjusted Operating Income (Loss) (2)	$131,965	$99,771	$47,357
External Shipments
Steel (In tons )	2,121,872	1,816,371	1,777,597
Steel Shipped to Internal Locations	155,337	132,649	167,921

Fabrication (In tons)	145,126	112,729	141,731
Metals Recycling
Nonferrous (In 000’s of pounds )	242,560	241,580	241,442
Ferrous (In gross tons )	503,787	642,080	564,868
Ferrous Scrap Shipped to Internal Steel Mills	801,367	590,921	629,543
Other Operating Information
Steel
Average External Sales Price (Per ton shipped )	$574	$763	$614
Average Ferrous Cost (Per ton melted )	$184	$312	$205
Flat Roll Shipments
Butler Division	712,138	579,493	601,502
Columbus Division	756,933	564,241	627,934
The Techs	188,269	145,934	149,358
Long Product Shipments
Structural and Rail Division-Structural	234,046	237,644	216,659
-Rail	58,942	66,708	55,775
Engineered Bar Products Division	125,200	156,366	99,257
Roanoke Bar Division	125,471	125,123	119,208
Steel of West Virginia	76,209	73,511	75,825
Total Steel Shipments (In tons )	2,277,208	1,949,020	1,945,518
Steel Production (In tons )	2,363,252	1,949,263	1,982,315
Fabrication
Average External Sales Price (Per ton shipped )	$1,241	$1,428	$1,290
Consolidated EBITDA
Earnings (Loss) Before Taxes	$96,714	$40,492	$(417,923)
Net Interest Expense	36,150	42,874	36,107
Depreciation	65,225	64,860	65,621
Amortization	7,250	6,323	6,178
Non-controlling Interest	1,419	3,807	3,077
EBITDA	206,758	158,356	(306,940)
Non-cash Adjustments
Unrealized Hedging (Gain) Loss	319	3,215	435
Inventory Valuation	192	4,990	2,349
Asset Impairment Charges	—	—	428,500
Equity Based Compensation	6,979	7,199	9,947
Financing Expenses	—	3,326	—
Adjusted EBITDA	$214,248	$177,086	$134,291

(1)         Amount excludes 4Q 2015 Metals Recycling goodwill, intangibles, and property, plant, and equipment impairments of $428.5 million.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss first quarter operating and financial results on Thursday, April 21, 2016, at 10:00 a.m. Eastern Time.  You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Time on April 26, 2016.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.6 billion in 2015, approximately 7,500 employees, and manufacturing facilities primarily located throughout the United States (including six electric-arc-furnace steel mills, ten steel coating lines, an iron production facility, approximately 75 metals recycling locations and eight steel fabrication plants).

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Operating Income, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500

STEEL DYNAMICS, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2016	2015	2015

Net sales	$1,741,301	$2,047,435	$1,591,046
Costs of goods sold	1,505,265	1,860,393	1,446,839
Gross profit	236,036	187,042	144,207

Selling, general and administrative expenses	87,530	76,350	86,245
Profit sharing	9,291	4,598	4,427
Amortization of intangible assets	7,250	6,323	6,178
Asset impairment charges	—	—	428,500
Operating income (loss)	131,965	99,771	(381,143)

Interest expense, net of capitalized interest	37,043	43,087	36,616
Other expense (income), net	(1,792)	16,192	164
Income (loss) before income taxes	96,714	40,492	(417,923)

Income taxes (benefit)	35,396	13,538	(161,607)
Net income (loss)	61,318	26,954	(256,316)
Net loss attributable to noncontrolling interests	1,419	3,807	3,077
Net income (loss) attributable to Steel Dynamics, Inc.	$62,737	$30,761	$(253,239)

Basic earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders	$0.26	$0.13	$(1.04)

Weighted average common shares outstanding	243,202	241,535	242,558

Diluted earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.26	$0.13	$(1.04)

Weighted average common shares and equivalents outstanding (Note 1)	244,608	242,867	242,558

Dividends declared per share	$0.1400	$0.1375	$0.1375

Note 1            Excludes the impact of common share equivalents outstanding for the three months ended December 31, 2015, because the impact on diluted loss per share is anti-dilutive.

STEEL DYNAMICS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2016	December 31, 2015
	(unaudited)
Assets
Current assets
Cash and equivalents	$976,951	$727,032
Accounts receivable, net	689,201	613,605
Inventories	1,066,823	1,149,390
Other current assets	41,258	47,914
Total current assets	2,774,233	2,537,941

Property, plant and equipment, net	2,914,186	2,951,210

Restricted cash	19,603	19,565

Intangible assets, net	272,528	278,960

Goodwill	395,872	397,470

Other assets	15,220	16,936
Total assets	$6,391,642	$6,202,082

Liabilities and Equity
Current liabilities
Accounts payable	$413,575	$283,355
Income taxes payable	9,960	2,023
Accrued expenses	226,741	233,232
Current maturities of long-term debt	22,770	16,680
Total current liabilities	673,046	535,290

Long-term debt	2,575,528	2,577,976

Deferred income taxes	416,260	400,770
Other liabilities	19,302	16,595

Commitments and contingencies	—	—

Redeemable noncontrolling interests	126,340	126,340

Equity
Common stock	639	638
Treasury stock, at cost	(392,348)	(396,455)
Additional paid-in capital	1,115,008	1,110,253
Retained earnings	1,993,910	1,965,291
Total Steel Dynamics, Inc. equity	2,717,210	2,679,727
Noncontrolling interests	(136,043)	(134,616)
Total equity	2,581,166	2,545,111
Total liabilities and equity	$6,391,642	$6,202,082

STEEL DYNAMICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	March 31,
	2016	2015

Operating activities:
Net income	$61,318	$26,954

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	73,985	72,822
Equity-based compensation	8,405	8,543
Deferred income taxes	17,087	16,717
Changes in certain assets and liabilities:
Accounts receivable	(75,596)	133,084
Inventories	82,566	164,999
Accounts payable	112,659	(127,053)
Income taxes receivable/payable	13,993	16,265
Other assets and liabilities	(5,518)	(77,624)
Net cash provided by operating activities	288,899	234,707

Investing activities:
Purchase of property, plant and equipment	(27,708)	(33,351)
Other investing activities	3,054	1,663
Net cash used in investing activities	(24,654)	(31,688)

Financing activities:
Issuance of current and long-term debt	20,452	50,093
Repayment of current and long-term debt	(4,232)	(427,451)
Exercise of stock options proceeds, including related tax effect	2,892	1,753
Contributions from (distributions to) noncontrolling investors, net	(8)	(29)
Dividends paid	(33,425)	(27,766)
Debt issuance costs	(5)	—
Net cash used in financing activities	(14,326)	(403,400)

Increase (decrease) in cash and equivalents	249,919	(200,381)
Cash and equivalents at beginning of period	727,032	361,363

Cash and equivalents at end of period	$976,951	$160,982

Supplemental disclosure information:
Cash paid for interest	$26,286	$40,094
Cash paid for federal and state income taxes, net	$699	$18,539